UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2014

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa 52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (563) 272-7400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

As part of on-going efforts to reduce structural costs, on June 25, 2014, HNI Corporation (the "Corporation") notified its members (i.e., employees) and the union representing the bargaining unit at its Midwest Folding Products business located in Chicago, Illinois of its tentative decision, pending negotiations and consultation with the union, to close the facility. The Corporation plans to consolidate the Chicago production into an existing education furniture manufacturing facility and anticipates the closure and consolidation to be substantially completed by the first quarter of 2015.

The Corporation estimates the realignment will save $2.3 million annually beginning in 2015. The Corporation anticipates charges related to the closure and consolidation will impact pre-tax earnings an estimated $4.9 million. The Corporation estimates cash restructuring and other costs associated with these actions will be approximately $3.4 million. The following table lists the estimated composition and timing of these charges:

(Dollars in Millions)
Time Period	Restructuring Costs (Cash)	Accelerated Depreciation (Non-Cash)	Other Costs (Cash/ Non-Cash)		Total
Q2 2014	0.6	—	0.4		1.0
Q3 2014	0.4	0.2	0.9		1.5
Q4 2014	0.8	0.1	1.2		2.1
				2014 Total	4.6
2015	0.3	—	—		0.3
				2015 Total	0.3
				Grand Total	4.9

The Corporation also expects additional charges will become estimable when the Corporation and the union conclude negotiations over the decision/effects of the facility closing, as required by the union contract. The Corporation expects to complete these negotiations, along with the details of the production phase-out during the third quarter of 2014.

The tentative decision to close the facility along with other market factors was identified as a triggering event for purposes of goodwill impairment testing. The Corporation is finalizing its valuation consistent with the requirements of ASC 350 and estimates a goodwill impairment of approximately $9 million will be recorded in its office furniture segment during the second quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	June 27, 2014	By	/s/ Steven M. Bradford
Steven M. Bradford Vice President, General Counsel and Secretary